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                                                                    EXHIBIT 11.4

                             WEBLINK WIRELESS, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)

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

                                                                 SIX MONTHS ENDED JUNE 30, 2001
                                                       ----------------------------------------------------
                                                        NUMBER                 PERCENT           EQUIVALENT
                                                       OF SHARES             OUTSTANDING           SHARES
                                                       ----------            -----------         ----------
COMMON STOCK
   From Founders' Stock                                 2,300,000               100.00%           2,300,000
   Stock Options Exercised                              2,508,997               100.00%           2,508,997
   Preferred Stock Converted to Common Stock           15,310,943               100.00%          15,310,943
   1994 Common Stock Offerings                         11,242,857               100.00%          11,242,857
   1995 Common Stock Offerings                          4,323,874               100.00%           4,323,874
   1996 Common Stock Offering                           6,000,000               100.00%           6,000,000
   1999 Treasury Stock Transaction                         (6,588)              100.00%              (6,588)
   March 2000 Debt Swap                                 3,789,715               100.00%           3,789,715
   Canadian Transaction                                   714,286               100.00%             714,286
   Employee Stock Purchase Plan Shares Issued             190,651               100.00%             190,651
   Warrants Exercised                                     134,737               100.00%             134,737
                                                       ----------                              ------------
                                                       46,509,472                                46,509,472

WEIGHTED AVERAGE SHARES OUTSTANDING                                                              46,509,472

NET LOSS                                                                                        (72,897,000)

NET LOSS PER SHARE                                                                             $      (1.57)
                                                                                               =============
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